CERTIFICATE OF AMENDMENT
                                   TO THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                         TRICO MARINE SERVICES, INC.

     Trico Marine Services, Inc., a corporation organized and existing under laws of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY THAT:

     FIRST: On April 11, 2000, the Board of Directors of the Corporation did duly adopt resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), declaring said amendment to be advisable and directing that the proposed amendment be submitted to a vote of the holders of the Corporation's common stock.

     SECOND: On June 7, 2000, holders of more than a majority of the Corporation's common stock voted for a proposal amending the first paragraph of Article IV of the Certificate of Incorporation SO THAT, AS AMENDED, THE FIRST PARAGRAPH OF ARTICLE IV SHALL READ AS FOLLOWS:

          "1. AUTHORIZED STOCK. The Corporation shall be authorized to issue an aggregate of 60,000,000 shares of capital stock, of which 55,000,000 shall be common stock, $0.01 par value per share (the "Common Stock"), and 5,000,000 shall be Preferred Stock, $0.01 par value per share (the "Preferred Stock")."

     THIRD:    Said  amendment  was  duly  adopted  in  accordance  with  the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Trico Marine Services, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its Chairman of the Board and attested by its Secretary, both thereto duly authorized this 8th day of June, 2000.


                                   TRICO MARINE SERVICES, INC.


                                   By:  /s/ Ronald O. Palmer
                                       ---------------------------
                                            Ronald O. Palmer
                                          Chairman of the Board
Attest:

  /s/ Victor M. Perez
-----------------------------
       Victor M. Perez
          Secretary